                                                                     EXHIBIT 4.3

                   Memorandum of Agreement on Settlement Rate
                                       Of
                International Telecommunications Services between
                          Videsh Sanchar Nigam Limited
                                       And
                                      AT&T

This termination Rate Agreement made by and between Videsh Sanchar Nigam Limited
(VSNL) and AT&T sets forth the understandings of AT&T and VSNL with respect to termination rates and other terms and conditions to apply to the exchange of Switched voice services between AT&T in United States) which includes the Continental US, District of Columbia, Alaska, Hawaii, Puerto Rico & the US Virgin Islands) and VSNL in India.

1.  This agreement shall be in effect from May 1, 2003 through May 31, 2003.

2. Switched Voice Services referred to in this agreement shall include IDD, ISDN, GSDN-IVPN, person to person, station to station, Home Country Direct
    - including third country calling, International 800 ("1800") exchanged between AT&T in United states and VSNL in India.

3. The following terms and rates shall apply to traffic exchanged between the parties

4.  AT&T shall pay VSNL a per minute termination rate as follows:

A.       IDDD, ISDN, Person-to-Person, Station-to-Station

 Destination                       Code            Termination Rate / Per Minute
 -----------                       ----            -----------------------------
New Delhi                          9111                   [Text Redacted]
Mumbai (Bombay)                    9122                   [Text Redacted]
Kolkatta (Calcutta)                9133                   [Text Redacted]
Chennai (Madras)                   9144                   [Text Redacted]
Ahmedabad                          9179                   [Text Redacted]
Jallandhar                        91181                   [Text Redacted]
Ernakulum                         91484                   [Text Redacted]
Hyderabad                          9140                   [Text Redacted]
Bangalore                          9180                   [Text Redacted]
Mobile                             9198                   [Text Redacted]
Mobile                             9194                   [Text Redacted]

B.       [Text Redacted]                                  [Text Redacted]

C.       [Text Redacted]                                  [Text Redacted]

         [Text Redacted]

4.       Country Direct/1800                              [Text Redacted]
         Collect calls made from India would be treated as calls destined to India and the settlement rates of [Text Redacted] would be applied.

5. VSNL shall pay AT&T a per minute termination rate of [Text Redacted] for all minutes.

6.       There will be no commitment from VSNL for traffic terminating in AT&T

7.       Best efforts will be made for traffic realization of 99%.

8. There would be a mixed blend of traffic to destinations indicated above and Rest of India traffic as in the Past based upon commercial issues.

9. During the Agreement period, both parties will use commercially reasonable efforts to maintain and grow the traffic exchanged with each other on their mutual networks.

10. The Parties agree to make best efforts to renegotiate the settlement rates prior to the end of the Term of this Agreement.

11. The settlement rate will be applied to each conversation minute of use. Minutes of traffic upon which settlements are paid, will be measured using accumulated seconds.

12. Best efforts will be made for the payment of the net balance due to either party to be affected within 30 days after net balance for the traffic period is agreed.

13. VSNL is responsible for supplying AT&T with a complete and accurate dialing plans. If there are changes to the dialing plan (i.e. addition or deletion of numbers) these changes must be supplied to AT&T at least 30 days (30) before the dialing plan takes effect so that AT&T has time to incorporate the changes into its systems. The dial codes related to section 3B and 3C already supplied to AT&T.

14. The concurrence below evidences the intent to present this agreement for approval by AT&T's duly authorized representative.

15. This agreement shall be binding only upon execution by the duly authorized representative of AT&T and VSNL

Concurred on behalf of AT&T Corp.     Approved on behalf of Videsh Sanchar Nigam
                                      Limited

Sd/-                                          Sd/-
_________________________________     __________________________________________
Name:                                 Name:   K.P. Tiwari
Route Manager                                 ED (Ops)
_________________________________     __________________________________________
Title:                                Title:
May 2003                                      30.05.2003
_________________________________     __________________________________________
Date                                  Date

Approved on behalf of AT&T Corp

Sd/-
_________________________________
Name:
VP - Int'l Settlements & Cost management
_________________________________
Title:
June 10, 2003
_________________________________
Date